Exhibit 99.1

The TJX Companies, Inc. Reports Second Quarter Fiscal 2006 Results

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Aug. 16, 2005--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 30, 2005. Net sales for the second quarter were $3.6 billion, a 7% increase over last year, with consolidated comparable store sales increasing 1% over the prior year. Net income was $123 million and diluted earnings per share were $.25, a 9% increase over $.23 in the prior year.
    For the first half of fiscal 2006, net sales were $7.3 billion, an 8% increase over last year, and year-to-date consolidated comparable store sales increased 2% over the prior year. Net income was $272 million and diluted earnings per share were $.55, versus $.56 in the prior year.
    Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., commented, "Second quarter earnings were less than we had originally planned, primarily due to comparable store sales growth that did not meet our expectations. That said, merchandise margins increased significantly over last year across all divisions, the result of effectively executing our inventory management and close-to-need buying strategies. Also, expenses were well managed. As we enter the back half of the year, we are focused on improving comparable store sales, and believe we have solid opportunities across our businesses. Our inventory position is very liquid, which allows us to continue to buy smarter, generate strong merchandise margins, and offer customers a constant flow of fresh fashions at great values.
    "At The Marmaxx Group, the combination of T.J. Maxx and Marshalls, second quarter sales increased 4% over last year and comparable store sales increased 2%. Segment profit was up over last year, in line with plan, and segment profit margin also met our expectations. We are on track to net a total of 47 new stores for The Marmaxx Group this year."
    English continued, "At our Canadian concepts, Winners and HomeSense, second quarter sales increased 8% and comparable store sales decreased 1% in U.S. dollars. In local currency, which we believe more meaningfully reflects our operating performance, comparable store sales decreased 9%, versus a very strong 11% increase last year. Winners' segment profit was essentially flat to last year. We are on track to net 4 new Winners stores and add 17 HomeSense stores in 2005.
    "At HomeGoods, sales in the second quarter increased 17% and comparable store sales were flat with last year. Bottom-line results were below last year. We now expect to net 37 new HomeGoods stores this year.
    "At T.K. Maxx, in the U.K. and Ireland, second quarter sales increased 19% and comparable store sales increased 1% in U.S. dollars. In local currency, comparable store sales increased 2% above last year, with an improving trend as we moved through the quarter. Segment profit was up 10% over last year. We now expect to net 27 new T.K. Maxx stores this year."
    English continued, "A.J. Wright's second quarter sales increased 25% over last year and comparable store sales increased 1% over the prior year. Bottom-line results improved over last year, and we now expect to net 24 new A.J. Wright stores in 2005.
    "While Bob's Stores' second quarter results were slightly below last year, we are seeing strong merchandise margin growth at this young division. We now expect to end 2005 with a net of 4 new stores at the Bob's Stores chain."
    English concluded, "We continue to generate significant returns on investment, which gives us the ability to grow our businesses while simultaneously pursuing our sizable share repurchase program and maintaining our strong financial position. During the second quarter, we spent a total of $127 million, retiring 5.5 million shares of TJX stock. Year-to-date, we have spent a total of $390 million in repurchases of TJX stock and have retired a total of 16.4 million shares."
    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 777 T.J. Maxx, 700 Marshalls, 230 HomeGoods, and 143 A.J. Wright stores, as well as 34 Bob's Stores, in the United States. The Company also operates two e-commerce sites, www.tjmaxx.com and www.homegoods.com. In Canada, the Company operates 167 Winners and 47 HomeSense stores, and in Europe, 184 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.
    At 11:00 a.m. ET today, Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., will hold a conference call with stock analysts to discuss the Company's fiscal 2006 second quarter results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing 866-430-5848 through Tuesday, August 23, 2005. Additionally, the Company expects to release its August 2005 sales on Thursday, September 1, 2005, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's August sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, September 8, 2005. Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; general economic conditions; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                               Thirteen Weeks Ended
                                              -----------------------
                                                July 30,     July 31,
                                                    2005         2004
                                              ----------   ----------
Net sales                                     $3,647,866   $3,414,287

Cost of sales, including buying and
 occupancy costs                               2,801,376    2,629,207
Selling, general and administrative expenses     638,082      584,751
Interest expense, net                              7,917        6,993
                                              ----------   ----------

Income before provision for income taxes         200,491      193,336
Provision for income taxes                        77,350       75,094
                                              ----------   ----------

Net income                                    $  123,141   $  118,242
                                              ==========   ==========
Diluted earnings per share:
  Net income                                  $      .25   $      .23

Cash dividends declared per share             $      .06   $     .045

Weighted average shares for diluted
 earnings per share computation (See Note 1) 490,661,817  516,088,733


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                               Twenty-Six Weeks Ended
                                              -----------------------
                                                July 30,     July 31,
                                                    2005         2004
                                              ----------   ----------
Net sales                                     $7,299,696   $6,767,024

Cost of sales, including buying and
 occupancy costs                               5,582,905    5,147,553
Selling, general and administrative expenses   1,259,629    1,138,225
Interest expense, net                             13,953       13,576
                                              ----------   ----------

Income before provision for income taxes         443,209      467,670
Provision for income taxes                       170,724      181,316
                                              ----------   ----------

Net income                                    $  272,485   $  286,354
                                              ==========   ==========
Diluted earnings per share:
  Net income                                  $      .55   $      .56

Cash dividends declared per share             $      .12   $      .09

Weighted average shares for diluted
 earnings per share computation (See Note 1) 495,983,100  518,854,415


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED BALANCE SHEETS
                              (Unaudited)
                             (In Millions)

                                                   July 30,  July 31,
                                                       2005      2004
                                                   --------  --------
ASSETS
Current assets:
  Cash and cash equivalents                        $  181.7  $  135.6
  Accounts receivable and other current assets        384.5     320.5
  Current deferred income taxes, net                    3.2       6.2
  Merchandise inventories (See Note 2)              2,814.7   2,217.0
                                                   --------  --------

     Total current assets                           3,384.1   2,679.3
                                                   --------  --------

Property and capital leases, net of depreciation    1,900.7   1,644.7
Other assets                                          124.0     105.8
Goodwill and tradename, net of amortization           183.5     183.6
                                                   --------  --------

     TOTAL ASSETS                                  $5,592.3  $4,613.4
                                                   ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt                                  $  414.5  $      -
  Current installments of long-term debt                  -     105.0
  Accounts payable (See Note 2)                     1,519.0   1,142.0
  Accrued expenses and other current liabilities      915.1     737.6
                                                   --------  --------

     Total current liabilities                      2,848.6   1,984.6
                                                   --------  --------

Other long-term liabilities                           510.8     373.1
Non-current deferred income taxes, net                150.5     156.1
Long-term debt                                        575.1     566.8

Shareholders' equity                                1,507.3   1,532.8
                                                   --------  --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $5,592.3  $4,613.4
                                                   ========  ========


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                             (In Millions)

                                                Twenty-Six Weeks Ended
                                                ----------------------
                                                   July 30,  July 31,
                                                       2005      2004
                                                   --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $ 272.5   $ 286.4
  Depreciation and amortization                       156.7     135.7
  Deferred income tax provision                        (2.0)     36.5
  (Increase) in accounts receivable and other
   current assets                                    (133.7)    (69.7)
  (Increase) in merchandise inventories (See Note 2) (474.7)   (276.5)
  Increase in accounts payable (See Note 2)           249.6     182.3
  Increase in accrued expenses and other liabilities   96.5      31.7
  Other, net                                           20.6      23.9
                                                     ------    ------

Net cash provided by operating activities             185.5     350.3
                                                     ------    ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                 (219.1)   (138.2)
  Other                                                  .3        .3
                                                     ------    ------

Net cash (used in) investing activities              (218.8)   (137.9)
                                                     ------    ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings of short-term debt         414.5         -
  Principal payments on long-term debt               (100.0)        -
  Payments for repurchase of common stock            (383.3)   (315.8)
  Cash dividends paid                                 (49.9)    (39.7)
  Other                                                26.6      34.1
                                                     ------    ------

Net cash (used in) financing activities               (92.1)   (321.4)
                                                     ------    ------

Effect of exchange rate changes on cash                 (.1)     (1.8)
                                                     ------    ------

Net (decrease) in cash and cash equivalents          (125.5)   (110.8)
Cash and cash equivalents at beginning of year        307.2     246.4
                                                     ------    ------

Cash and cash equivalents at end of period          $ 181.7   $ 135.6
                                                     ======    ======




         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                                Thirteen Weeks Ended
                                               ----------------------
                                                 July 30,    July 31,
Net sales:                                           2005        2004
                                               ----------  ----------
  Marmaxx                                      $2,537,311  $2,442,162
  Winners and HomeSense                           316,842     292,566
  T.K. Maxx                                       327,540     275,426
  HomeGoods                                       259,116     222,079
  A.J. Wright                                     147,251     118,262
  Bob's Stores                                     59,806      63,792
                                               ----------  ----------
                                               $3,647,866  $3,414,287
                                               ==========  ==========
Segment profit or (loss):
  Marmaxx                                      $  211,581  $  202,582
  Winners and HomeSense                            20,567      21,101
  T.K. Maxx                                        10,484       9,533
  HomeGoods                                        (3,700)       (626)
  A.J. Wright                                      (1,587)     (3,239)
  Bob's Stores                                     (8,743)     (8,231)
                                               ----------  ----------
                                                  228,602     221,120

General corporate expense                          20,194      20,791
Interest expense, net                               7,917       6,993
                                               ----------  ----------

Income before provision for income taxes       $  200,491  $  193,336
                                               ==========  ==========

Stores in operation:
  T.J. Maxx                                           777         753
  Marshalls                                           700         684
  Winners                                             167         162
  HomeGoods                                           230         192
  T.K. Maxx                                           184         154
  A.J. Wright                                         143         108
  HomeSense                                            47          32
  Bob's Stores                                         34          31
                                                    -----       -----
     Total                                          2,282       2,116
                                                    =====       =====



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                               Twenty-Six Weeks Ended
                                               ----------------------
                                                 July 30,    July 31,
Net sales:                                           2005        2004
                                               ----------  ----------
  Marmaxx                                      $5,100,897  $4,863,386
  Winners and HomeSense                           629,939     562,191
  T.K. Maxx                                       645,246     538,673
  HomeGoods                                       517,743     448,511
  A.J. Wright                                     286,622     229,108
  Bob's Stores                                    119,249     125,155
                                               ----------  ----------
                                               $7,299,696  $6,767,024
                                               ==========  ==========
Segment profit or (loss):
  Marmaxx                                      $  479,241  $  474,496
  Winners and HomeSense                            32,911      45,494
  T.K. Maxx                                        10,143      11,476
  HomeGoods                                        (3,077)      4,535
  A.J. Wright                                      (4,547)     (6,192)
  Bob's Stores                                    (15,266)     (6,981)
                                               ----------  ----------
                                                  499,405     522,828

General corporate expense                          42,243      41,582
Interest expense, net                              13,953      13,576
                                               ----------  ----------

Income before provision for income taxes       $  443,209  $  467,670
                                               ==========  ==========
Stores in operation:
  T.J. Maxx                                           777         753
  Marshalls                                           700         684
  Winners                                             167         162
  HomeGoods                                           230         192
  T.K. Maxx                                           184         154
  A.J. Wright                                         143         108
  HomeSense                                            47          32
  Bob's Stores                                         34          31
                                                    -----       -----
     Total                                          2,282       2,116
                                                    =====       =====


The TJX Companies, Inc.                          Notes To Consolidated
and Consolidated Subsidiaries           Condensed Financial Statements

1. In our fourth quarter reporting period ended January 29, 2005, we began to calculate diluted earnings per share in accordance with EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share." This accounting pronouncement impacts the company's treatment for earnings per share purposes, of its $517.5 million zero coupon convertible subordinated notes issued in February 2001. These notes are convertible into 16.9 million shares of common stock of TJX if the sale price of our stock reaches certain levels or other contingencies are met. EITF Issue No. 04-08 requires that shares associated with contingently convertible debt be included in diluted earnings per share computations regardless of whether contingent conversion conditions have been met. EITF Issue No. 04-08 also requires that diluted earnings per share for all prior periods be restated to reflect this change. As a result, diluted earnings per share reflect the assumed conversion of our convertible subordinated notes. This change reduces diluted earnings per share by $.01 per share for the second quarters ended July 30, 2005 and July 31, 2004 and by $.02 and $.01 for the six months ended July 30, 2005 and July 31, 2004, respectively.

2. Effective with the third quarter ended October 30, 2004, we began to accrue for inventory purchase obligations at the time the inventory is shipped rather than when received and accepted by TJX. As a result, as of July 30, 2005 we have recorded a $326 million increase to merchandise inventory on our balance sheet, to reflect this in-transit inventory, as well as an equal increase to accounts payable at that date. Prior years have not been adjusted for this change. This accrual for inventory in transit affects only the reported levels of inventory and accounts payable on the balance sheet, and has no impact on our operating results, cash flows, liquidity or shareholders' equity.

3. During the six months ended July 30, 2005, TJX repurchased 16.4 million shares of its common stock at a cost of $389.7 million. During the second quarter ended July 30, 2005, TJX repurchased 5.5 million shares of its common stock, at a cost of $126.9 million. Through July 30, 2005, under its current $1 billion multi-year stock repurchase program, TJX has repurchased 34.1 million shares at a cost of $796.3 million.


    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323